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                                                                     EXHIBIT 3.5


                            ARTICLES OF INCORPORATION

                                       OF

                        COMPOSTING CORPORATION OF AMERICA



FIRST:        The name of the Corporation is: Composting Corporation of America.

SECOND: The aggregate number of shares which the corporation shall have the authority to issue is 1000 shares.

              The designation of each class; the number of shares of each class, or a statement that the shares of any class are without par value, are as follows: 1,000 shares of Common, par value $1.00 per share.

THIRD: The initial registered office of this corporation shall be located at 120 East Fourth, Little Rock, Arkansas 72201 and the name of the initial registered agent of this corporation at that address is CORPORATION SERVICE COMPANY.

FOURTH:       The name and address of each incorporator is as follows:

         NAME                                           ADDRESS
      Lynne W. Key                                811 Dallas Avenue
                                                  Houston, Texas  77002

FIFTH: The nature of the business of the corporation and the object or purposes proposed to be transacted, promoted or carried on by it, are as follows:

              (a) The primary purpose of the corporation shall be management and land application of biosolids and composting of various by-products.

              (b) To conduct any other business enterprise not contrary to law.

              (c) To exercise all of the powers enumerated In Section 4-27-302 of the Arkansas Business Corporation Act.